UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2017

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously disclosed in a Current Report on Form 8-K filed on July 14, 2017, Inovio Pharmaceuticals, Inc. (the “Registrant”), under the terms of a license and collaboration agreement (the “License Agreement”) and a stock purchase agreement (the “Purchase Agreement” and, together with the License Agreement, the “Agreements”), in each case by and between the Registrant and ApolloBio Corporation (“ApolloBio”), is scheduled to receive from ApolloBio, upon the satisfaction of the closing conditions in each of the Agreements, (i) $15.0 million in upfront payments under the License Agreement and (ii) up to $35.0 million under the Purchase Agreement as payment for shares of the Registrant’s common stock at a purchase price of $8.20 per share.

On October 30, 2017, the board of directors of ApolloBio approved the Agreements, including an amendment to the Purchase Agreement that has been agreed to between the Registrant and ApolloBio to reduce the purchase price from $8.20 to $7.22 per share. The Agreements, as amended, remain subject to additional closing conditions, including approval by ApolloBio’s stockholders, as well as regulatory and currency approvals required in connection with each of the Agreements by the People’s Republic of China. While ApolloBio has submitted much of the required information to the relevant regulatory bodies, it has not yet received regulatory or currency approval. Upon the satisfaction of all of the closing conditions, the Agreements, as amended, will become effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

	By:	/s/ Peter Kies
Date: November 1, 2017		Peter Kies Chief Financial Officer